SHAREHOLDER INFORMATION AGREEMENT entered into by and between BlackRock Distributors, Inc. and its successors, assigns and designees ("BDI") and The Lincoln National Life Insurance Company (the "Service Organization"), with an effective date of April 16, 2007.

         Prior to the effective date of this Shareholder Information Agreement, BDI, any open-end management investment company distributed by BDI (the "Fund") and the Service Organization agree that any request made to the Service Organization by BDI or the Fund for shareholder transaction information, and the Service Organization's response to such request, shall be governed by whatever practices the Fund and the Service Organization had utilized in the absence of a formal agreement, if any, to govern such requests.

         The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Service Organization.

         The term "Shareholder" has the same meaning as defined in Rule 22c-2 under the Investment Company Act of 1940, as amended ("Rule 22c-2").

         The term "written" includes electronic writings and facsimile transmissions. BDI and the Service Organization hereby agree as follows:

Rule 22c-2 Compliance
        a) Agreement to Provide Information. The Service Organization agrees to provide to the Fund or its designee, upon written request to BDI or the Fund, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government issued identifier ("GII"), if known, of any or all Shareholders of an account maintained by the Service Organization and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or the account (if known), and the transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through the account maintained by the Service Organization during the period covered by the request.

             i. Period covered by Request.  Requests will set forth a specific period for which transaction information is sought, which generally will not exceed 90 days from the date of the request. BDI and/or the Fund may request transaction information older than 90 days from the date of the request as they deem necessary to investigate compliance with policies (including, but not limited to, policies of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanging of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Service Provider.

             ii. Form and Timing of Response.  The Service Organization agrees to provide promptly, but in any event not later than ten (10) business days after receipt of a request from the Fund, BDI or their designee, the requested information specified in (a). If requested by the Fund, BDI or their designee, Service Organization agrees to use best efforts to determine promptly, but in any event not later than ten (10) business days after receipt of a request, whether any specific person about whom it has received the identification and transaction information specified in (a) is itself a financial intermediary (as defined in Rule 22c-2) ("indirect intermediary") and, upon further request of the Fund, BDI or their designee, promptly, but in any event not later than ten (10) business days after receipt of a request, either (i) provide (or arrange to have provided) the information set forth in (a) for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Service Organization additionally agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund, BDI or their designee will be consistent with the NSCC Standardized Data Reporting Format.

              iii. Limitations on Use of Information. BDI, the Fund and their affiliates agree not to use the information received for marketing, or any other similar purpose without the Service Organization's prior written consent.

        b) Agreement to Restrict Trading. The Service Organization agrees to execute written instructions from BDI or the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by BDI or the Fund, in their sole discretion, as having engaged in transactions of the Fund's Shares (directly or indirectly through an account with the Service Organization) that violate policies (including, but not limited to, policies of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanging of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing, or that would result in, any dilution of the value of the outstanding Shares issued by the Fund.

                 i. Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN or GII, if known, and the specific restrictions(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

                ii. Timing of Response. The Service Organization agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but not later than ten
                      (10) business days after receipt of the instructions by the Service Organization.
iii. Confirmation. The Service Organization must provide written confirmation to BDI and the Fund that instructions to restrict or prohibit trading have been executed. The Service Organization agrees to provide confirmation as soon as reasonably practicable, but not later than ten
                      (10) business days after the instructions have been executed.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date written below.
BlackRock Distributors, Inc.        The Lincoln National Life Insurance Company

/s/ Bruno DiStefano                 /s/ Kelly D. Clevenger
------------------------------      ---------------------------------------
By: Bruno DiStefano                  By: Kelly D. Clevenger
Title: Vice President                Title: Vice President
Date:                                Date:

Amendment to Agreement(s)
         You ("Service Organization") have entered into one or more agreements ("Agreement" or "Agreements") with BlackRock Distribtutors, Inc. ("BDI") and/or BlackRock Advisors, LLC relating to sales of the BlackRock open-end mutual funds pursuant to which you may provide one or more of the following types of services under the terms of your Agreement(s): general shareholder liaison, distribution and sales support, distribution and marketing support, operational and/or recordkeeping services, networking services and/or sub-accounting services in return for certain payments. The parties to the Agreement(s) hereby agree that effective as of October 1, 2008, each such Agreement is hereby amended to indicate that BlackRock Investments, Inc. ("BII") shall replace BDI as a contracting party, and each reference to BDI in the Agreement shall be replaced with a reference to BII. Service Organization hereby consents to BII succeeding to all of BDI's rights, obligations, interests and liabilities under the Agreements and to the substitution in all respects of BII for BDI as a party to the Agreements.

         The parties to the Agreement(s) agree that, under the terms of the Prospectuses and 12b-1 Plans for the Funds underwritten by BII and consistent with BII's course of dealing with your firm and pursuant to such Agreement(s), any Rule 12b-1 fees that BII may pay to your firm in connection with distribution and/or shareholder services and pursuant to the terms of your firm's Agreement(s), if applicable, will only derive from Rule 12b-1 fees actually received by BII from the applicable Fund, and consistent with guidelines from the Financial Industry Regulatory Authority, Inc. and the Securities and Exchange Commission, any Rule 12b-1 and/or service fees are not payable by BII to your firm unless and until received by the applicable Fund.

         This amendment confirms that once BII receives such service and/or 12b-1 fees from the applicable Fund, commissions or other payments will be paid to your firm in the same manner and time frame to which your firm is accustomed to receiving such fees (so long as such fees are included under the terms of your Agreement(s)).
                                  *************
         To the extent that provisions of the Agreement(s) and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement(s) shall remain unchanged and in full force and effect, and are hereby ratified and confirmed in all respects as amended hereby.

Agreed and Accepted:
The Lincoln National Life Insurance Company       BlackRock Investments, Inc.

Signature: /s/ Kelly D. Clevenger                 Signature: /s/ Don Burke
Name: Kelly D. Clevenger                          Name: Don Burke
Title: Vice President                             Title: Managing Director
Dated: Sep 24, 2008                               Date: 10/13, 2008

BlackRock Distributors, Inc.

Signature: /s/ Bruno DiStefano
Name: Bruno DiStefano
Title: Vice President
Dated: 10/09, 2008